Exhibit 23.2

Tel: 416 865 0200 Fax: 416 865 0887 www.bdo.ca	BDO Canada LLP 222 Bay Street Suite 2200, PO Box 131 Toronto ON M5K 1H1 Canada

Consent of Independent Registered Public Accounting Firm

Titan Medical Inc.
Toronto, Canada

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated February 13, 2018, on the financial statements of Titan Medical Inc. (the “Company”) for the years ended December 31, 2017 and December 31, 2016; and (ii) our report dated March 21, 2017, on the financial statements of the Company for the years ended December 31, 2016 and December 31, 2015 appearing in the Company’s Registration Statement on Form 40-F filed on June 11, 2018.

/s/ BDO Canada LLP

BDO Canada LLP
Toronto, Canada

February 11, 2019